Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. CLOSES

PUBLIC OFFERING OF COMMON STOCK

NEW YORK, NY, May 21, 2012 – Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets (the “Company”), today announced that it has closed its previously announced underwritten public offering of 3,500,000 shares of its common stock at a price of $10.72 per share. The Company raised approximately $35.4 million in net proceeds after deducting underwriting discounts and commissions.

The Company expects to use the net proceeds from the offering to make loans and other investments in portfolio companies and for general corporate purposes, including repaying borrowings under the Company’s revolving credit facilities in the ordinary course of business.

Morgan Stanley & Co. LLC, Stifel, Nicolaus & Company, Incorporated and Sandler O’Neill + Partners, L.P. acted as joint bookrunning managers.

About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements with regard to the Company’s proposed securities offering and the anticipated use of the net proceeds of the offering. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions and no assurance can be given that the securities offering discussed above will be consummated on the anticipated terms or at all. Completion of the securities offering and the terms thereof are subject to numerous factors, many of which are beyond the control of the Company, including, without limitation, market conditions and failure of customary closing conditions. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.